INDEPENDENT PETROLEUM ENGINEERING CONSULTANT ESTIMATES POTENTIAL OF 219 MILLION BARRELS OF OIL AND 584 BILLION CUBIC FEET OF GAS IN PLACE IN SENTRY’S ATP 865

Perth, Australia (March 10, 2011 - FSC) – Sentry Petroleum announced today that leading independent petroleum engineering firm, Resource Investment Strategy Consultants has completed its 2011 resource assessment of Sentry’s conventional oil and gas prospects and leads in their Queensland permit ATP 865.

Sentry Petroleum CFO, Dr. Paul Boldy commented: “Resource Investment Strategy Consultants has concluded that there is the potential for up to an estimated 219 million barrels of oil and 584 Billion Cubic Feet of gas in-place”.

President and CEO, Dr. Rajeswaran advised: “Resource Investment Strategy Consultants’ conclusions are significant. The estimate of oil and gas resource accurately represents our technical team’s conclusions.  There are many other oil and gas prospects and leads in ATP 865 that require further data acquisition and analysis. The available opportunities are being prioritized and planning for the first well the Ravenscourt prospect is currently underway.”

Estimated Unrisked Undiscovered Oil in-Place (Million Barrels)
	Low	Mid	High

Ravenscourt	7	32	98
Updip Buckabie	4	17	47
Permian Channels	6	26	75
TOTAL	17	75	219

Estimated Unrisked Undiscovered Gas in-Place (Billion Cubic feet)
	Low	Mid	High

Sherwood Park	7	36	117
Wade Hill	29	94	215
Gumbardo	31	103	252
TOTAL	67	233	584

Note: Totals may differ due to rounding. 1 BOE = 6 Mscf

Dr. Rajeswaran concluded, “When one considers our recently uncovered potential 2,000 sq mile coal seam gas resource and the conventional oil and gas resource estimates defined by Resource Investment Strategy Consultants we are very well positioned. Queensland, Australia is an excellent place to explore for and produce hydrocarbons. For producers and explorers it is perfectly positioned in a politically stable country close to the fastest growing energy consumption region in the world, Asia.”

Cautionary note: The Company cautions that the estimated quantities of oil and gas by Resource Investment Strategy Consultants’ disclosed in this press release represent an estimate of the potential of Sentry’s conventional oil and gas assets in ATP 865 based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. The assessment of petroleum assets completed by Resource Investment Strategy Consultants is subject to uncertainty because it involves judgments on many variables that cannot be precisely assessed, including reserves, future oil and gas production rates, the costs associated with producing these volumes, access to product markets, product prices and the potential impact of fiscal/regulatory changes. We believe Resource Investment Strategy Consultants’ review and conclusions are sound but no warranty of accuracy or reliability is given to those conclusions. The estimates of resources, costs and associated risks may increase or decrease and the opinions may change as further information becomes available.

About Resource Investment Strategy Consultants

The Company was founded in 1994 to provide independent advice to companies associated with the oil and gas industry. Today they have grown to 40 highly experienced professional staff and have offices in Perth and Brisbane, Australia and London, UK. Long recognised as the pre-eminent oil and gas consultancy in Australia, RISC has now grown to become the International consultants of choice. They have completed over 1300 assignments in over 68 countries for nearly 500 clients. Since January 2000, the company has been the principal technical and economic advisor on transactions whose total value has exceeded US$220 billion.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.